Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

December 19, 2025

Zenas BioPharma, Inc.

852 Winter Street, Suite 250

Waltham, MA 02451

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by Zenas BioPharma, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) 1,000,000 shares of Common Stock, $0.0001 par value (“Common Stock”), of the Company (the “Plan Shares”) under the Company’s 2026 Inducement Plan (the “Plan”) and (ii) 300,000 shares of Common Stock (the “Inducement Shares” and, together with the Plan Shares, the “Shares”) issuable upon the exercise of certain stock options granted by the Company to employees of the Company as an inducement material to entry into employment with the Company (each, an “Inducement Award Agreement” and collectively, the “Inducement Award Agreements”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan and the Inducement Award Agreements. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Plan Shares have been duly authorized and, when the Plan Shares have been issued and sold in accordance with the terms of the Plan, the Plan Shares will be validly issued, fully paid and nonassessable and (ii) the Inducement Shares have been duly authorized and, when the Inducement Shares have been issued and sold in accordance with the terms of the Inducement Award Agreement, the Inducement Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP